Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

PUBLICIS GROUPE S.A.

PACIFIC ACQUISITION CORP.

and

DIGITAS INC.

Dated as of December 20, 2006

5.9	Reports	19
5.10	Absence of Undisclosed Liabilities	20
5.11	Compliance with Applicable Laws and Reporting Requirements	20
5.12	Taxes and Tax Returns	21
5.13	Employee Benefit Programs	22
5.14	Labor and Employment Matters	24
5.15	Material Contracts	25
5.16	Properties	26
5.17	Environmental Liability	27
5.18	State Takeover Laws; Required Stockholder Vote; Rights Agreement	28
5.19	Intellectual Property	28
5.20	Insurance	30
5.21	Opinion of Financial Advisor	30
5.22	Schedule 14D-9; Proxy Statement; Seller Information	30
5.23	No Other Representations or Warranties	31
ARTICLE VI – COVENANTS RELATING TO CONDUCT OF BUSINESS		31
6.1	Conduct of Business Pending the Effective Time	31
ARTICLE VII – ADDITIONAL AGREEMENTS		34
7.1	Third Party Consents and Regulatory Approvals	34
7.2	No Solicitation	36
7.3	Access to Information	39
7.4	Employment and Benefit Matters	39
7.5	Directors’ and Officers’ Indemnification and Insurance	40
7.6	Additional Agreements	42
7.7	Advice of Changes	42
7.8	Publicity	42
7.9	Rule 16b-3 Actions	42
ARTICLE VIII – CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER		43
8.1	Conditions	43
ARTICLE IX – TERMINATION, AMENDMENT AND WAIVER		43
9.1	Termination	43
9.2	Effect of Termination	45
9.3	Amendment	46
9.4	Extension; Waiver	46
ARTICLE X – MISCELLANEOUS		46
10.1	Nonsurvival of Representations, Warranties and Agreements	46
10.2	Expenses	46
10.3	Notices	47
10.4	Interpretation	48
10.5	Counterparts	48
10.6	Entire Agreement	48

10.7	Governing Law; Jurisdiction and Venue	48
10.8	Severability	48
10.9	Assignment; Reliance of Other Parties	49
10.10	Specific Performance	49
10.11	Definitions	49

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the ‘‘Agreement’’), dated as of December 20, 2006, by and among Publicis Groupe S.A., a société anonyme organized under the laws of the Republic of France (the ‘‘Parent’’), Pacific Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (‘‘Purchaser’’), and Digitas Inc., a Delaware corporation (the ‘‘Seller’’).

WHEREAS, the boards of directors of each of Purchaser and Seller, and the managing board (directoire) and the supervisory board (conseil de surveillance) of Parent, have approved the acquisition of Seller by Parent on the terms and conditions set forth in this Agreement and declared that it is advisable and in the best interests of their respective stockholders to consummate, and have approved this Agreement and the transactions provided for herein;

WHEREAS, pursuant to this Agreement, and subject to the terms and conditions set forth herein, Purchaser has agreed to commence a tender offer (the ‘‘Offer’’) to purchase all the Seller’s common stock, par value $0.01 per share (‘‘Seller Common Stock’’), including the associated preferred stock purchase rights (the ‘‘Rights’’) issued pursuant to the Shareholder Rights Agreement dated as of January 25, 2005 between Seller and American Stock Transfer & Trust Company (the ‘‘Seller Rights Agreement’’) at a price per share of $13.50 net to the sellers in cash (such amount or any greater amount per share paid pursuant to the Offer being hereafter referred to as the ‘‘Offer Price’’);

WHEREAS, the board of directors of the Seller has (A) by unanimous vote of the directors present (i) determined that the Offer and the Merger (as defined below) are advisable, and in the best interest of the Seller and its stockholders, (ii) approved the Offer and the merger of Purchaser with and into Seller, with Seller as the surviving corporation (the ‘‘Merger’’ and, with the Offer, the ‘‘Transaction’’) in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL’’) and (iii) approved this Agreement and (B) is recommending that the Seller’s stockholders accept the Offer, tender their shares of Seller Common Stock into the Offer, approve the Merger and adopt this Agreement;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I – THE OFFER

1.1    The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex I hereto (the ‘‘Tender Offer

Conditions’’) shall have occurred, as promptly as reasonably practicable, Parent shall cause Purchaser to commence (within the meaning of the Exchange Act) an offer to purchase all outstanding shares of Seller Common Stock at the Offer Price, and shall, upon commencement of the Offer but after affording the Seller a reasonable opportunity to review and comment thereon, file a Schedule TO and all other necessary documents with the Securities and Exchange Commission (the ‘‘SEC’’) and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (the ‘‘Offer Documents’’), and shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions thereof. Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Tender Offer Conditions, Purchaser shall, and Parent shall cause it to, as soon as possible after the expiration of the Offer, accept for payment, and pay for (after giving effect to any required withholding Tax), all shares of Seller Common Stock validly tendered pursuant to the Offer and not withdrawn (the date of acceptance for payment, the ‘‘Acceptance Date’’).

(b) Without the prior written consent of the Seller, the Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of shares of Seller Common Stock sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of shares of Seller Common Stock. The Offer shall remain open until the date that is twenty (20) Business Days after the commencement of the Offer (the ‘‘Expiration Date’’), unless Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable Laws, in which event the term ‘‘Expiration Date’’ shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that Purchaser may provide a subsequent offering period after the Expiration Date, in accordance with Rule 14d-ll under the Exchange Act. If at any Expiration Date, any of the Tender Offer Conditions is not satisfied or waived by Purchaser, Purchaser may extend the Offer from time to time; provided, however, that, on the scheduled Expiration Date of the Offer, (i) if the waiting period under the HSR Act or under any material applicable foreign statutes or regulations applicable to Merger, including clearance under the German Act against Restraints of Competition, shall have not expired or been terminated, Purchaser shall extend the Offer from time to time until the expiration or termination under the HSR Act or any other material applicable foreign statutes or regulations , including clearance under the German Act against Restraints of Competition, (ii) if any of the Tender Offer Conditions set forth in paragraphs (a) or (b) of Annex I hereto shall have occurred and be continuing, Purchaser shall extend the Offer from time to time until the earlier of (A) five (5) Business Days after the time such condition or conditions shall no longer exist or (B) such time at which the matters described in such paragraphs (a) or (b) shall have become final and non-appealable; or (iii) if all of the Tender Offer Conditions are satisfied and more than 50% but less than 90% of the outstanding shares of Seller Common Stock on a fully diluted basis (as defined in Annex I) have been validly tendered and not withdrawn in the Offer, Purchaser shall have the right, in its sole discretion, but not the obligation to extend the Offer from time to time up to a maximum of ten (10) additional Business Days in the aggregate. Nothing contained in this paragraph shall affect any termination rights in Article IX. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, Purchaser will accept for payment and pay for all shares of Seller Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after such Expiration Date of the Offer.

1.2    Seller Actions.

(a) Seller shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of shares of Seller Common Stock, as promptly as practicable on the date of the filing by Parent and the Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the ‘‘Schedule 14D-9’’) reflecting the recommendation of the Seller board of directors that holders of shares of Seller Common Stock tender their shares of Seller Common Stock pursuant to the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Seller hereby represents, that the Seller board of directors, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that the Transaction, and each of the Offer and the Merger, is advisable and in the best interests of the Seller and its stockholders, (ii) approved the Offer and this Agreement in accordance with the DGCL, (iii) recommended acceptance of the Offer and adoption of this Agreement by the Seller’s stockholders if such adoption is required by applicable Laws (the ‘‘Seller Recommendations’’), and (iv) taken all other action necessary to render Section 203 of the DGCL and the Rights inapplicable to each of the Offer and the Merger; provided, however, that the Seller Recommendations may be withdrawn, modified or amended only prior to the acceptance for payment of shares of Seller Common Stock pursuant to the Offer and in any case only to the extent permitted by Section 7.2. Seller hereby consents to the inclusion in the Offer Documents of the Seller Recommendations.

(b) In connection with the Offer, the Seller will promptly furnish the Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the shares of Seller Common Stock as of the most recent practicable date and shall furnish Purchaser with such additional available information (including, but not limited to, updated lists of holders of shares of Seller Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Seller’s record and beneficial stockholders. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, the Purchaser and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to Seller all copies of such information then in their possession.

1.3    Directors.

(a) Subject to compliance with applicable Laws, promptly upon the payment by the Purchaser for shares of Seller Common Stock pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Seller board of directors as is equal to the product of the total number of directors on the Seller board of directors (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Seller Common Stock beneficially owned by Parent or its Affiliates bears to the total number of shares of Seller Common Stock then outstanding, and the Seller shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Seller board of directors (as long as Parent and its Affiliates beneficially own a majority of the outstanding shares of Seller Common Stock of the Seller); provided, further, that prior to the Effective Time (as defined in Section 2.2), the Seller board of directors shall always have at least two members who are not officers, directors, employees or designees of Purchaser or any of its Affiliates (‘‘Purchaser Insiders’’). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a Person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

(b) Seller’s obligations to appoint Parent’s designees to the Seller board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Seller shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Seller and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply to Seller any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Seller, any extension by the Seller of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Seller’s rights hereunder, will require the concurrence of at least one of the directors of Seller then in office who is not a Purchaser Insider if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority stockholders of the Seller.

ARTICLE II – THE MERGER

2.1    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time, the Purchaser shall merge with and into the Seller. The Seller shall be the surviving corporation (the ‘‘Surviving Corporation’’) in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Purchaser shall terminate.

2.2    Effective Time.    As soon as practicable after the satisfaction or waiver of the condition set forth in Article VIII, the Merger shall become effective as set forth in the certificate of merger (the ‘‘Certificate of Merger’’) that shall be filed with the Secretary of State of the State of Delaware. The term ‘‘Effective Time’’ shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

2.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

2.4    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5) shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law. The Bylaws of the Purchaser, as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5), shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law.

2.5    Directors and Officers.    The directors and officers of the Purchaser immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.6    Stockholders’ Meeting.

(a) If required by applicable Law in order to consummate the Merger, the Seller, acting through the Seller Board of Directors, shall, in accordance with applicable Law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the ‘‘Special Meeting’’) as soon as practicable following the acceptance for payment of and payment for shares of Seller Common Stock by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

(ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the ‘‘Proxy Statement’’) to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

(iii) subject to the fiduciary duties of the Seller Board of Directors, include in the Proxy Statement the Seller Recommendation that stockholders of the Seller vote in favor of the approval of this Agreement; and

(iv) include in the Proxy Statement the opinion of Seller’s Advisor referred to in Section 5.21.

(b) Parent agrees that it will vote, or cause to be voted, all of the shares of Seller Common Stock then owned by it, the Purchaser or any of its Subsidiaries in favor of the approval of the Merger and of this Agreement.

2.7    Merger Without Meeting of Stockholders.    Notwithstanding Section 2.6, in the event that Parent, the Purchaser or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Seller Common Stock pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares of Seller Common Stock by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE III – EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK;
EXCHANGE OF SHARES

3.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Seller or capital stock of the Purchaser:

(a) Capital Stock of the Purchaser.    Each share of the common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall continue as one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Certain Stock.    All shares of Seller Common Stock that are owned by the Seller, and any shares of Seller Common Stock owned by Parent or Purchaser immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Seller Common Stock.

(i) Subject to Section 3.2, each share of Seller Common Stock (other than (x) shares to be cancelled in accordance with Section 3.1(b), (y) shares owned by any direct or indirect wholly owned Subsidiary of the Seller or of Parent (other than Purchaser), which shares shall remain outstanding except that the number of such shares owned by such Subsidiaries shall be adjusted in the Merger to maintain relative ownership percentages, and (z) Dissenting Shares of Seller Common Stock (as defined in Section 3.3(a)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price per share (the ‘‘Merger Consideration’’). As of the Effective Time, all such shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.2, without interest.

(ii) Notwithstanding the foregoing, each share of Seller Common Stock that is a restricted share (a ‘‘Seller Restricted Share’’) immediately prior to the Effective Time shall, instead of being cancelled and converted into the right to receive the Merger Consideration, become that number of Parent Ordinary Shares

(which shall be subject to the same restrictions as were applicable to the restricted shares of Seller Common Stock from which they were converted) as is equal to the quotient obtained by dividing (1) the product of the Merger Consideration and the Euro Exchange Rate by (2) the closing price of a Parent Ordinary Share on the Euronext Paris on the date of the Effective Time; provided that, with respect to any one holder of Seller Restricted Shares, any fractional shares resulting from such division will be cashed out for an amount of U.S. dollars in cash equal to such fraction multiplied by the product of the closing price of a Parent Ordinary Share on the Euronext Paris on the date of the Effective Time and the Dollar Exchange Rate. ‘‘Euro Exchange Rate’’ equals the Noon Buying Rate for Euros as announced by the Federal Reserve Bank of New York for the date on which the Effective Time occurs, which for the avoidance of doubt shall be computed as Euros per one U.S. dollar. ‘‘Dollar Exchange Rate’’ shall be the Euro Exchange Rate computed as U.S. Dollars per one Euro. Prior to the Effective Time, Seller shall take or cause to be taken all corporate actions necessary to effectuate the treatment of Seller Restricted Shares contemplated by this Section 3.1(c). The Parent shall take all corporate action necessary to ensure that the Parent Ordinary Shares delivered in exchange for the Seller Restricted Shares will be duly authorized, validly issued, fully paid and nonassessable. Prior to the Effective Time, the Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the Parent Ordinary Shares issuable in exchange for the Seller Restricted Shares; provided that, if a Form S-8 is not available the Parent shall cause a Registration Statement on such other form as is available to be filed and become effective covering the issuance of such Seller Restricted Shares.

(d) Treatment of Warrants.    Pursuant to the Amended and Restated Warrant Agreement dated September 8, 2003 (the ‘‘Warrant Agreement’’), effective as of the Effective Time, the Warrant (as defined in the Warrant Agreement) shall no longer represent the right to purchase shares of the Seller Common Stock but shall represent solely the right to receive, upon exercise of such Warrant (and payment of the applicable exercise price), cash in the amount of the Merger Consideration multiplied by the number of shares of Seller Common Stock for which the Warrant was exercisable immediately prior to the Effective Time. Any such payments shall be subject to all applicable Tax withholding requirements.

(e) Seller Stock Options.

(i) At the Effective Time, each Seller Stock Option (other than options granted under the Seller ESPP) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into a right to purchase from Seller or any other Person Parent Ordinary Shares in an amount and at an exercise price determined as provided in this Section 3.1(e) (and otherwise subject to the terms of the Seller Stock Plans (other than the Seller ESPP) and the agreements evidencing grants thereunder) (a ‘‘Reclassified Stock Option’’). The number of Parent Ordinary Shares to be subject to each Reclassified Stock Option shall be equal to (w) the product of (A) the number of shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time and (B) the Merger Consideration and (C) the Euro Exchange Rate, divided by (x) the closing price of a Parent Ordinary Share on the Euronext Paris on the date of the Effective Time; provided, that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number. The exercise price per Parent Ordinary Share under each Reclassified Stock Option shall be expressed in Euros and shall be equal to (1) the product of (w) the exercise price per share of Seller Common Stock at which such Seller Stock Option was exercisable immediately prior to the Effective Time and (x) the Euro Exchange Rate, divided by (2) the quotient obtained by dividing (y) the product of the Merger Consideration and the Euro Exchange Rate by (z) the closing price of a Parent Ordinary Share on the Euronext Paris on the date of the Effective Time; provided, that such exercise price shall be rounded up to the nearest whole Euro cent. Notwithstanding the foregoing, each Seller Stock Option which is an ‘‘incentive stock option’’ shall be adjusted in a manner consistent with Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. For the sake of clarity, the vesting schedule for each of the Seller Stock Options shall not be accelerated solely as a result of the Merger and such Seller Stock Options shall remain subject to the existing vesting schedules and other terms of the applicable grant.

(ii) Prior to the Effective Time, Seller shall take or cause to be taken all corporate actions necessary to effectuate the treatment of Seller Stock Options contemplated by this Section 3.1(e). The Parent shall take all corporate action necessary to reserve a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Reclassified Stock Options. As soon as practicable after the Effective Time (but in any event within one (1) Business Day) the Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the Parent Ordinary Shares subject to such Reclassified Stock Options that are eligible for registration on Form S-8, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Reclassified Stock Options remain outstanding.

(f) Employee Stock Purchase Plan.    The Seller’s 2005 Employee Stock Purchase Plan (the ‘‘Seller ESPP’’) shall be, with respect to the current ‘‘offering period’’ thereunder, continue to be operated in accordance with its terms for the remainder of such period. As soon as practicable following the date hereof, Seller shall take or cause to be taken all corporate actions as may be required to provide that with respect to the Seller ESPP, no ‘‘offering period’’ shall be commenced following the date hereof.

3.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration are as follows:

(a) Paying Agent.    Prior to the Effective Time, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Seller (the

‘‘Paying Agent’’) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Seller, with such Paying Agent to act as agent for the payment or exchange in accordance with this Article III of the Merger Consideration (such cash being referred to as the ‘‘Exchange Fund’’). On or before the Effective Time, Parent shall deposit with the Paying Agent the Exchange Fund for the benefit of the holders of Seller Common Stock. The Paying Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any unrelated other purpose.

(b) Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent (and shall use its best efforts to cause the Paying Agent to do so by the fifth (5th) Business Day following the date of the Effective Time) to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the ‘‘Certificates’’) whose shares were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the shares of Seller Common Stock previously represented by such Certificate, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of the Seller, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Seller Stock.    The Merger Consideration delivered upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Seller Common Stock nine months after the Effective Time shall be delivered to the Parent, upon demand, and any holder of Seller Common Stock who has not previously complied with this Section 3.2 shall thereafter look only to the Parent for payment of its claim for the Merger Consideration.

(e) No Liability.    To the extent permitted by applicable Law, none of the Parent, the Purchaser, the Seller, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Seller Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation.

(g) Withholding Rights.    Each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock or Seller Stock Options such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent or the Paying Agent, as the case may be.

(h) Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.3    Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Seller Stockholders who, in accordance with Section 262 of the DGCL (the ‘‘Appraisal Rights Provisions’’) (i) have not voted in favor of adopting and approving this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, and (iii) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the ‘‘Dissenting Shares’’), will not be converted as described in Section 3.1, but at the Effective

Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Section 3.1. Persons who have perfected statutory rights with respect to Dissenting Shares (the ‘‘Dissenting Stockholders’’) as described above will not be paid as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares.

(b) Seller shall give Parent and Purchaser prompt (and in any event within 10 days of receipt) notice of any demands received by the Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock and Parent shall have the right to direct all negotiations and proceedings with respect to such demands, subject, prior to the Effective Time, to consultation with Seller. Seller shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Seller Common Stock shall be canceled.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF THE
PARENT AND PURCHASER

Except as set forth in the Parent’s periodic filing with the SEC or as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to the Seller (the ‘‘Parent Disclosure Schedule’’), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably inferable on the face of such disclosure), Parent and Purchaser hereby jointly and severally represent and warrant to the Seller as follows:

4.1    Corporate Organization.

(a) The Parent is a société anonyme organized under the laws of the Republic of France. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The Parent has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Certificate of Incorporation and Bylaws of the Parent, copies of which have previously been made available to the Seller, are true, complete and correct copies of such documents as currently in effect.

(c) Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Purchaser is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by the Parent, free and clear of any claim, lien, encumbrance or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred, directly or indirectly, any material obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.2    Authority; No Violation.

(a) Each of the Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement to which it is a party and to consummate the transactions contemplated hereby. The adoption, execution and delivery of this Agreement to which the Parent or Purchaser is a party and the approval of the consummation of the transactions contemplated hereby have been recommended by, and have been duly and validly adopted and approved by vote of the board of directors of each of the Parent and Purchaser. No other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or to consummate each of the Offer and the Merger. This Agreement has been duly and validly executed and delivered by the Parent and Purchaser, and (assuming due authorization, execution and delivery by the Seller), constitutes the valid and binding obligations of the Parent and Purchaser, enforceable against the Parent and Purchaser in accordance with its terms.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule and assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 4.3 of the Parent Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 4.2(b) of the Parent Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement by the Parent nor the consummation by the Parent of the transactions contemplated hereby, will, (i) conflict with or violate any provision of the Certificate of Incorporation or other organizational document of like nature or bylaws of the Parent or Purchaser or (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Parent or Purchaser or by which any property or asset of the Parent or Purchaser is bound or affected, except, with respect to (ii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.3    Consents and Approvals.    No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority are necessary in connection with (a) the execution and delivery by the Parent and Purchaser of this Agreement, or (b) the consummation by the Parent and Purchaser of each of the Offer and the Merger, except (i) such consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (ii) such consents, authorizations, waivers, approvals, filings, notices and registrations as are listed in Section 4.3 of the Parent Disclosure Schedule.

4.4    Broker’s Fees.    Neither the Parent nor Purchaser nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement for which the Seller would be liable.

4.5    Legal Proceedings.    There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of the Parent, threatened, against the Parent or any subsidiary of the Parent or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6    Available Funds.    Parent has, and at each of the Acceptance Date and the date of the Effective Time will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.

4.7    Certain Compensation Arrangements.    The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to certain employment compensation, severance and other employee benefit plan(s) to which Parent is a party, (the ‘‘Parent Arrangement(s)’’) to certain holders of Seller Common Stock and other securities of Seller (the ‘‘Covered Securityholders’’). The Parent hereby represents and warrants that all such amounts payable under the Parent Arrangement(s) (i) are being paid or granted as compensation for future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Parent also hereby represents and warrants that (i) the adoption, approval, amendment or modification of each Parent Arrangement since the discussions relating to the transactions contemplated hereby between the Seller and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Seller in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the ‘‘safe harbor’’ provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto assuming that the board of Seller has taken all necessary actions by it to cause such safe harbor to be applicable.

4.8    Offer Documents; Proxy Statement; Parent Information.

(a) Parent and Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by Seller in writing for inclusion in the Offer Documents.

(b) The information relating to the Parent and its subsidiaries to be contained in the Proxy Statement (where and to the extent required by applicable Laws to consummate the Merger), and any other documents filed with the SEC in connection with the Merger, will not, on the date the Proxy Statement is first mailed to stockholders of the Seller or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement (if any) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

4.9    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, none of the Parent Purchaser or any other person on behalf of the Parent or the Purchaser makes any express or implied representation or warranty with respect to the Parent or the Purchaser or with respect to any other information provided to the Seller in connection with the transactions contemplated hereby. None of the Parent or the Purchaser or any other person on behalf of the Parent or the Purchaser shall be held liable for damage, liability or loss resulting from the distribution to the Seller, or the Seller’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Seller in expectation of the transaction contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller SEC Reports filed between January 1, 2006 and the date hereof or as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Parent and Purchaser (the ‘‘Seller Disclosure Schedule’’), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably inferable on the face of such disclosure), the Seller hereby represents and warrants to Parent and Purchaser as follows:

5.1    Corporate Organization.

(a) The Seller is a corporation duly incorporated, validly existing and in good corporate standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Certificate of Incorporation and Bylaws of the Seller, copies of which have previously been made available to the Parent, are true, complete and correct copies of such documents as currently in effect.

(b) Other than as set forth in Section 5.1(b) of the Seller Disclosure Schedule, each of the Seller’s subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect and its subsidiaries taken as a whole.

(c) The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of the Seller’s Subsidiaries that currently have operations, copies of which have previously been made available to the Parent, are true, correct and complete copies of such documents as currently in effect.

5.2    Capitalization.

(a) The authorized capital stock of the Seller consists of 175,000,000 shares of Seller Common Stock and 25,000,000 shares of preferred stock, $0.01 par value per share (the ‘‘Seller Preferred Stock’’). As of December 15, 2006, there were 86,871,078 shares of Seller Common Stock (of which 1,091,773 were Seller Restricted Shares) and no shares of Seller Preferred Stock issued and outstanding. As of December 15, 2006, there were no shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of the Seller. In addition, as of December 15, 2006, there were 14,250,173 shares of Seller Common Stock reserved for issuance upon exercise of Seller Stock Options outstanding on the date hereof (other than pursuant to the Seller ESPP), and 13,172,223 shares of Seller Common Stock reserved for issuance upon exercise of Seller Stock Options or issuance of Seller Restricted Shares that are available for grant under the Seller Stock Option Plans, but are not outstanding on the date hereof (other than pursuant to the Seller ESPP), 1,500,000 shares reserved for issuance under the Seller ESPP (of which an estimated 20,074 shares are subject to outstanding options under the Seller ESPP), and 150,000 shares of Seller Preferred Stock designated as ‘‘Series A Junior Participating Cumulative Preferred Stock’’ reserved for issuance pursuant to the Seller Rights

Agreement. The Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance other than as described above. As of the date hereof, there are 780,000 warrants to purchase Seller Common Stock outstanding (the ‘‘Warrants’’). All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by law. Except for the Seller Stock Option Plans (which include director and employee stock options), the Seller Rights Agreement and the Warrants, or as reflected in Section 5.2(a) of the Seller Disclosure Schedule, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of the Seller or any Subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of the Seller or any Subsidiary of the Seller or obligating the Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Seller. Section 5.2(a) of the Seller Disclosure Schedule sets forth (i) the name of each holder of a Seller Stock Option (other than options granted under the Seller ESPP), (ii) the date each Seller Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Stock Option, (iv) the expiration date of each such Seller Stock Option, and (v) the price at which each such Seller Stock Option may be exercised. Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, there are no shares of Seller Common Stock outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Seller.

(b) Section 5.2(b) of the Seller Disclosure Schedule lists each of the Seller’s subsidiaries on the date of this Agreement and indicates for each such subsidiary as of such date: (i) the percentage and equity securities owned or controlled, directly or indirectly, by the Seller; and (ii) the jurisdiction of organization. Except as set forth in Section 5.2(b) of the Seller Disclosure Schedule, no subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any subsidiary of the Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the subsidiaries of the Seller held, directly or indirectly, by the Seller are validly issued, fully paid and nonassessable and are owned by the Seller free and clear of any claim, lien, Encumbrance or agreement with respect thereto. No Subsidiary of the Seller owns any capital stock of the Seller.

5.3    Authority; No Violation.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Offer and the Merger. The adoption, execution and delivery of this Agreement, and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been recommended by, and are duly and validly adopted and approved by a vote of, the board of directors of the Seller. The board of directors of the Seller has directed that this Agreement be submitted to the Seller Stockholders for adoption and approval at a meeting of such Seller Stockholders and, except for the adoption and approval of this Agreement by the Seller Stockholders, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate each of the Offer and the Merger. This Agreement has been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Parent and Purchaser) constitutes the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

(b) Except as set forth in Section 5.3(b) of the Seller Disclosure Schedule and assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 5.4 of the Seller Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 5.3(b) of the Seller Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby, including the Offer and the Merger, will, (i) conflict with or violate any provision of the Certificate of Incorporation or other organizational document of like nature or the Bylaws of the Seller or any of its Subsidiaries, (ii) conflict with or violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its Subsidiaries or by which any property or asset of the Seller or any of its subsidiaries is bound or affected or (iii) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other Encumbrance upon any of the properties or assets of the Seller or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (iii) above, for any such conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

5.4    Consents and Approvals.    No consents, authorizations, waivers or approvals of, or filings or registrations with, or notifications to any Governmental Authority are necessary in connection with (a) the execution and delivery by the Seller of this Agreement, or (b) the consummation by the Seller of the transactions contemplated hereby, including the Offer and the Merger, except (i) such consents, authorizations, waivers, approvals, filings, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, prevent or materially delay consummation of the Offer or of the Merger, prevent or materially delay performance by the Seller of any of its material obligations under this Agreement and (ii) such consents, authorizations, waivers, approvals, filings, notices and registrations as are listed in Section 5.4 of the Seller Disclosure Schedule. No Subsidiary of the Seller owns any capital stock of the Seller.

5.5    Financial Statements.    The Seller has made available to the Parent copies of the (i) audited consolidated balance sheets of the Seller and its subsidiaries as of December 31, 2005, December 31, 2004 and December 31, 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years 2003 through 2005, inclusive, accompanied by the audit report of Ernst & Young LLP, independent public accountants for the Seller, and (ii) the unaudited consolidated balance sheet of Seller as of September 30, 2006 and the related unaudited consolidated statement of income and statement of cash flows for the nine-month period ended September 30, 2006 (the ‘‘Unaudited Balance Sheet’’). The December 31, 2005 audited consolidated balance sheet of the Seller and its subsidiaries and the Unaudited Balance Sheet (collectively, the ‘‘Seller Balance Sheet’’) (including the related notes, where applicable) and the other financial statements of the Seller referred to in this Section 5.5 (including the related notes, where applicable) present fairly, in all material respects, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will present fairly, in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders’ equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Each of the consolidated financial statements of the Seller and its subsidiaries, including, in each case, the notes thereto, made available to Parent comply, and the financial statements to be filed with the SEC by the Seller after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

5.6    Broker’s Fees.    Neither the Seller nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Bear, Stearns & Co. Inc. (the ‘‘Seller’s Advisor’’) and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, including the Transaction. A true and complete copy of the engagement letter with Seller’s Advisor has been provided to Parent.

5.7    Absence of Certain Changes or Events.    Since December 31, 2005, except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement, (a) the Seller and each of its subsidiaries have conducted its respective business in the ordinary course consistent with their past practices, (b) none of the Seller or any of its subsidiaries has taken any actions that if taken between the date hereof and the Effective Time would constitute a breach of any of clauses (a) through (q) of Section 6.1 and (c) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

5.8    Legal Proceedings.    There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of the Seller, threatened, against the Seller or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined would, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Neither Seller nor any subsidiary nor any property or asset of Seller or any subsidiary is subject to any continuing order of or consent decree, settlement agreement or similar agreement with any Governmental Authority or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator that has or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.9    Reports.

(a) Since January 1, 2004, the Seller and its subsidiaries have timely filed, and subsequent to the date hereof, will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the ‘‘Seller SEC Reports’’) (and copies of all such Seller SEC Reports have been or will be delivered or otherwise made available by the Seller to the Parent) and (ii) any applicable state securities authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the ‘‘Seller Reports’’) and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects, with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Seller’s subsidiaries is required to file any form, report or other document with the SEC. The Seller has made available to the Parent true and complete copies of all amendments and modifications that have not been filed by the Seller or any subsidiary with the SEC to all agreements, documents and other instruments that previously had been filed by the Seller or any subsidiary with the SEC and are currently in effect.

(b) Seller has (i) designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Seller, including its consolidated subsidiaries, that is required to be disclosed by the Seller in the reports it files under the Exchange Act is made known to its principal executive officer and principal financial officer or other appropriate members of management as appropriate to allow timely decisions regarding required disclosure; (ii) designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Seller’s financial statements; (iii) with the participation of the Seller’s principal executive and financial officers, completed an assessment of the effectiveness of the Seller’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such internal controls were effective using the framework specified in the Seller’s Annual Report on Form 10-K for such year ended; and (iv) to the extent required by applicable Laws, disclosed in such report or in any amendment thereto any change in the Seller’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Seller’s internal control over financial reporting.

(c) Seller has disclosed, based on the most recent quarterly evaluation of internal control over financial reporting, to the Seller’s auditors and audit committee of the Seller board of directors (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal control over financial reporting.

(d) There are no pending (i) formal or, to the knowledge of the Seller, informal investigations of Seller by the SEC, (ii) to the knowledge of the Seller, inspections of an audit of the Seller’s financial statements by the Public Company Accounting Oversight Boards or (iii) investigations by the audit committee of the Seller board of directors regarding any complaint, allegation, assertion or claim that the Seller or any the Seller subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

5.10    Absence of Undisclosed Liabilities.    Since December 31, 2005, except for those liabilities that are fully reflected or reserved against on the December 31, 2005 Seller Balance Sheet in accordance with GAAP and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, neither the Seller nor any of its subsidiaries has incurred any obligation or liability (whether or not accrued and contingent or otherwise) that, either alone or when combined with all similar liabilities, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller.

5.11    Compliance with Applicable Laws and Reporting Requirements.    The Seller and its subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities which are required for the operation of their respective businesses (the ‘‘Seller Permits’’) and the Seller and each of the Subsidiaries is in compliance with the terms of the Permits and all applicable Laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Seller. Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or as set forth in Section 5.11 of the Seller Disclosure Schedule, the businesses of the Seller and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Authority (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Seller. No investigation by any Governmental Authority with respect to the Seller or any of the Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Seller.

5.12    Taxes and Tax Returns.    Except as set forth on Section 5.12 of the Seller Disclosure Schedule:

(a) Each of the Seller and each of its Subsidiaries (referred to for purposes of this Section 5.12, collectively, as the ‘‘Seller Companies’’) has (i) timely filed (or had timely filed on its behalf) with the appropriate Governmental Authorities all material Tax Returns required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects; (ii) timely paid (or had timely paid on its behalf) all material Taxes required to have been paid by it. The most recent financial statements contained in the Sellers’ filed SEC reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Seller Companies for all taxable periods and portions thereof through the date of such financial statements.

(b) There are no material liens for Taxes upon any property or assets of the Seller Companies, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

(c) The Seller Companies have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Seller Companies, and none of the Seller Companies has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(e) None of the Seller Companies has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(f) None of the Seller Companies has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Seller Companies.

(g) None of the Seller Companies is party to any agreement providing for the allocation, sharing or indemnification of Taxes.

(h) None of the Seller Companies has been included in any ‘‘consolidated,’’ ‘‘unitary’’ or ‘‘combined’’ Tax Return (other than Tax Returns which include only the Seller and any Seller Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(i) No claim has been made in writing by any Governmental Authorities in a jurisdiction where the Seller Companies do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j) The Seller Companies have made available to the Parent copies of (i) all of their material income Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Seller Companies, and (iii) any closing letters or agreements entered into by the Seller or any Seller Company with any Governmental Authorities within the past five (5) years with respect to Taxes.

(k) None of the Seller Companies has received any written notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied.

(l) None of the Seller Companies has constituted either a ‘‘distributing corporation’’ or a ‘‘controlled corporation’’ within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or which otherwise constitutes part of a ‘‘plan’’ or ‘‘series of related transactions’’ within the meaning of Section 355(e) of the Code in conjunction with the Offer and the Merger.

5.13    Employee Benefit Programs.

(a) Except as set forth in Section 5.13(a) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries maintains, contributes (or is obligated to contribute) to, or is party to, any ‘‘employee pension benefit plan’’ (the ‘‘Seller Pension Plans’’), as such term is defined in Section 3(2) of ERISA, ‘‘employee welfare benefit plan’’ (the ‘‘Seller Benefit Plans’’), as such term is defined in Section 3(1) of ERISA, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, other employee benefit plan, policy, program, agreement, or arrangement for current or former employees of the Seller or any of its Subsidiaries, or any other plan, program, policy, agreement, or arrangement of the same or similar nature that provides benefits to current or former non-employee directors or other non-employee service providers of the Seller or any of its Subsidiaries (all such other plans, policies, programs, agreements, and arrangements for current or former employees or service providers, collectively, the ‘‘Seller Other Plans’’).

(b) The Seller has made available to the Parent complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document and any amendments thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the two most recent annual reports on Form 5500; (v) the two most recent financial and/or actuarial reports, if any, and (vi) summary plan description, any summary of material modifications thereto, and any material employee communications.

(c) Except as set forth in Section 5.13(c) of the Seller Disclosure Schedule, each of the Seller Pension Plans, each of the Seller Benefit Plans and each of the Seller Other Plans, which are maintained or contributed to by the Seller or any of its Subsidiaries, has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable laws and regulations.

(d) Each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS that such plan meets the requirements of Code Section 401(a) and the Seller is not aware of any reason why any such opinion letter would reasonably be expected to be revoked or not be reissued.

(e) The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

(f) Except as set forth in Section 5.13(f) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to or maintains any contract or other arrangement with any employee or group of employees that provides for any kind of severance payments.

(g) Except as set forth in Section 5.13(g) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries or ERISA Affiliates contributes to, or in the six (6) years prior to the date hereof has contributed to (i) any ‘‘multiemployer plan’’ within the meaning of Section 4001(a)(3) of ERISA, or (ii) any plan subject to Title IV of ERISA. No circumstances exist which could reasonably be expected to result in any liability to the Seller or any of its Subsidiaries under Title IV of ERISA.

(h) Except as set forth in Section 5.13(h) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries provides or has agreed to provide healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws).

(i) No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. There is no material correspondence between the Seller or any subsidiary of the Seller and any Governmental Authority related to any other Seller Pension Plan, Seller Benefit Plan or Seller Other Plan concerning any matter that would result in any material liability to the Parent, the Seller or any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. None of the Seller and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any ‘‘prohibited transaction’’ (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Seller Pension Plans, Seller Benefit Plans or Seller Other Plans or their related trusts, the Seller, any of its Subsidiaries or any Person that the Seller or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Each Seller Other Plan that is a ‘‘nonqualified deferred compensation plan’’ within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Services Notices 2005-1 and 2006-79.

(k) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Seller, including the Seller Benefit Plans, the Seller Pension Plans and the Seller Other Plans, (collectively, the ‘‘Arrangements’’) to certain holders of Seller Common Stock and other securities of Seller (the ‘‘Covered Securityholders’’). The Seller hereby represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Seller also hereby represents and warrants that (i) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Seller and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Seller in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the ‘‘safe harbor’’ provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto assuming that the board of Parent has taken all necessary actions by it to cause such safe harbor to be applicable.

(l) All Seller Other Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements in all material respects, (ii) if they are intended to qualify for special tax treatment meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

5.14    Labor and Employment Matters.

(a) Except as set forth in Section 5.14(a) of the Seller Disclosure Schedule, the Seller and its Subsidiaries are in material compliance with all federal, state, and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Seller. Seller has not received notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Seller or of any complaints relating to employment practices of the Seller have been made to any Governmental Authority or submitted in writing to the Seller.

(b) Except as set forth in Section 5.14(b) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has recognized or is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth in Section 5.14(b) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor has there been nor is there pending or, to the Seller’s knowledge, threatened, any labor strike or lockout involving the Seller nor any of its Subsidiaries.

(c) Except as set forth in Section 5.14(c) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any employment, severance or consulting agreements with any current or former manager, director, officer or employee requiring payment of cash compensation in any calendar year in excess of $25,000, or with a term in excess of six months. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Seller nor any of its Subsidiaries, or result in any limitation on the right of the Seller nor any of its Subsidiaries to amend, merge or terminate a Seller Benefit Plan.

5.15    Material Contracts.    Except as set forth in Section 5.15 of the Seller Disclosure Schedule or as filed as exhibits to the Seller SEC Reports, and except for this Agreement, neither the Seller nor any of its subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, (ii) with any consultants that are natural persons, involving the payment of $200,000 or more per annum other than those that are terminable at the Seller’s option on 30 days notice or less, (iii) which is a ‘‘material contract’’ (as such terms is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which grants a right of first refusal or first offer or similar right or which limits the ability of the Seller or any of its subsidiaries to compete in any line of business or to solicit clients, in any geographic area or with any person, (v) which following the Acceptance Date or the Effective Time would purport to apply to Parent or its Affiliates (other than Seller and its subsidiaries), (vi) which is a joint venture, partnership or similar agreement pursuant to which Seller owns an equity or other interest in another Person, (vii) with or to a labor union or guild (including any collective bargaining agreement), (viii) in the case of a Seller Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (ix) in the case of any contract, arrangement, commitment or understanding that is not a Seller Benefit Plan, any of the benefits, rights or obligations under which would be accelerated or triggered by or are conditioned on a change of control and/or any of the transactions contemplated hereby, (x) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (xi) with any client or customer of Seller under which services remain to be performed (excluding statements of work), and which relates to more than $3,000,000 in annual fee revenue per contract, (xii) indentures, mortgages, promissory notes, loan agreements, bonds, guarantees of borrowed money, letters of credit or other agreements or instruments representing indebtedness for borrowed money in excess of $1,000,000 or providing for the creation of any Encumbrance upon any of the material assets of the Seller or its subsidiaries, (xiii) which requires or involves the payment by the Seller or any subsidiary of more than $1,000,000 per year and which cannot be terminated by the Seller or its subsidiary on 30 days or less prior notice or (xiv) with any officer, director or Affiliate of the Company or its subsidiaries other than employment, severance or consulting agreements covered elsewhere in this Article V. The Seller has previously made available to the Parent complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 5.15 (collectively referred to herein as the ‘‘Seller Contracts’’). All of the Seller Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. Neither the Seller nor any of its subsidiaries has, and to the knowledge of the Seller, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect.

5.16    Properties.

(a) Neither the Seller nor any of its subsidiaries owns any real property. Section 5.16(a) of the Seller Disclosure Schedule lists all real property leased, subleased or licensed to or by the Seller or any of its subsidiaries, including any leases or subleases otherwise guaranteed by Seller or its subsidiaries (all of the foregoing being collectively referred to as ‘‘leases and subleases’’). The Seller has made available to the Seller true, complete and accurate copies of the leases and subleases (each as amended to date) relating to the leased property in Section 5.16(a) of the Seller Disclosure Schedule. With respect to each such lease and sublease:

(i) the lease or sublease is a valid, binding and enforceable obligation of the Seller or its subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii) neither the Seller nor any of its subsidiaries, or to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by the Seller or any of its subsidiaries, or to the knowledge of the Seller, any other party under such lease or sublease;

(iii) neither the Seller nor any of its subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or Encumbered any interest in the leasehold or subleasehold, or further leased, subleased or licensed or permitted any other Person to use or occupy the property subject thereto; and

(iv) Seller or its subsidiaries have good, valid leasehold or subleasehold title to the premises leased pursuant to the leases and subleases, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, and there are no Encumbrances applicable to the real property subject to any such lease or sublease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Parent or its subsidiary, as the case may be, of the property subject thereto; and

(v) there are no consents, permissions or approvals by any third party pursuant to any lease or sublease which may be required with respect to the making of any lease or sublease by Seller or its subsidiaries, which have not been obtained, except for those, the failure of which would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect.

(b) Except as set forth in Section 5.16(b) of the Seller Disclosure Schedule, the Parent and its subsidiaries own good title, free and clear of all Encumbrances, to all property and assets necessary to conduct the business of the Seller as currently conducted, except for (i) Encumbrances reflected in the Seller Balance Sheet included in the Seller SEC Reports, (ii) Encumbrances or imperfections of title which do not detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, (iii) Encumbrances for current Taxes not yet due and payable and (iv) Encumbrances on the landlord’s interest in the premises (subject to Section 5.16(a)(iv) above). The Seller and its subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by the Seller or its subsidiaries as now used, possessed and controlled by the Seller or its subsidiaries, as applicable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Seller and its subsidiaries are in good condition, maintenance and repair, except for ordinary wear and tear, are useable in the ordinary course of business, and are reasonably adequate and suitable for the uses to which they are being put.

5.17    Environmental Liability.    There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to the Seller’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Seller of any liability or obligation arising under common law, under any lease or sublease, or under any foreign, local, state or federal environmental statute, regulation, ordinance or Law including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Seller, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. To the knowledge of the Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The Seller is not, and has not been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

5.18    State Takeover Laws; Required Stockholder Vote; Rights Agreement.

(a) The board of directors of the Seller has approved this Agreement and taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of the Seller’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement and the transactions contemplated hereby.

(b) The only vote of holders of any class of capital stock of the Company that may be necessary to adopt this Agreement is adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Seller Common Stock, voting as a single class, in the event that a vote of Stockholders is required by applicable Law (any such vote, ‘‘Seller Stockholder Approval’’).

(c) The Seller, including the board of directors of Seller, has taken all action to amend and has irrevocably amended the Seller Rights Agreement prior to the execution of this Agreement so that (i) the Parent and Purchaser are exempt from the definition of ‘‘Acquiring Person’’ contained in the Seller Rights Agreement, and no ‘‘Distribution Date’’ or ‘‘Stock Acquisition Date’’ (as such term is defined in the Seller Rights Agreement) will occur as a result of the execution, delivery, approval, adoption or performance of this Agreement or the consummation of the transactions contemplated hereby, (ii) the Seller Rights Agreement will terminate immediately prior to the acceptance for payment and payment for any shares of Seller Common Stock tendered pursuant to the Offer and (iii) the Rights will not become exercisable as a result of the execution, delivery, approval, adoption or performance of this Agreement or the consummation of the transactions as contemplated hereby. Complete copies of the Seller Rights Agreement and all amendments thereto have been previously provided or made available to the Parent.

5.19    Intellectual Property.

(a) Section 5.19 of the Seller Disclosure Schedule contains a complete and accurate list of all Patents owned by the Seller (‘‘Seller Patents’’), registered Marks owned by the Seller (‘‘Seller Marks’’) and registered Copyrights owned by the Seller (‘‘Seller Copyrights’’).

(b) Except as set forth in Section 5.19 of the Seller Disclosure Schedule:

(i) all Seller Patents, Seller Marks and Seller Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Seller has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

(ii) there are no pending, or, to the knowledge of the Seller, threatened claims against any of the Seller alleging that any of the Seller Intellectual Property Assets or the Seller’s Business (or any work product delivered to Parent’s customers), infringes or conflicts with any Third Party Rights;

(iii) neither the operation of the Seller’s Business nor any Seller Intellectual Property Asset infringes or conflicts with any third party right; other than the rights of any Person under any patent, and to the knowledge of the Seller, neither the operation of the Seller’s Business nor any Seller Intellectual Property Asset infringes or conflicts with any third party right of any Person under any patent.

(iv) the Seller has not received any written communications alleging that the Seller has violated or, by conducting the Seller’s Business, would violate any third party rights or that any of the Seller Intellectual Property Assets is invalid or unenforceable;

(v) no current or former employee or consultant of the Seller owns any rights in or to any of the Seller Intellectual Property Assets;

(vi) to the knowledge of the Seller, there is no violation or infringement by a third party of any of the Seller Intellectual Property Assets;

(vii) Seller has taken reasonable security measures to protect the confidentiality of all Trade Secrets owned by Seller or used by Seller in the operation of Seller’s Business (the ‘‘Seller Trade Secrets’’) and to protect the confidentiality of all confidential information of Seller’s clients possessed or used by Seller in the operation of Seller’s Business (‘‘Seller Client Confidential Information’’);

(c) For purposes of this Agreement,

(i) ‘‘Intellectual Property Assets’’ means:

(A)	patents and patent applications (collectively, ‘‘Patents’’);

(B)	trade names, trademarks, trade name rights, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, ‘‘Marks’’);

(C)	copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, ‘‘Copyrights’’);

(D)	rights under applicable US state trade secret laws as are applicable to know-how and confidential information (collectively, ‘‘Trade Secrets’’); and

(E)	know-how and other proprietary intellectual property rights.

(ii) ‘‘Seller’s Business’’ means the business of Seller as currently conducted.

(iii) ‘‘Seller Intellectual Property Assets’’ means all Intellectual Property Assets owned by the Seller and used by the Seller in the Seller’s Business. ‘‘Seller Intellectual Property Assets’’ includes, without limitation, the Seller Products, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

(iv) ‘‘Seller Products’’ means those computer programs and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Seller.

5.20    Insurance.    The Seller and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Seller and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid; and none of Seller or any of its Subsidiaries is in material default thereunder. Except as set forth in Section 5.20 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Seller or any of its Subsidiaries.

5.21    Opinion of Financial Advisor.    The board of directors of the Seller has received the opinion of Bear Stearns & Co., Inc., to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date hereof, the Offer Price and the Merger Consideration is fair to the Seller Stockholders from a financial point of view.

5.22    Schedule 14D-9; Proxy Statement; Seller Information.

(a) The Seller represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the

SEC and on the date first published, sent or given to the Seller’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Seller with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9.

(b) The information relating to the Seller and its subsidiaries to be contained in the Proxy Statement (if any), and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to Stockholders or at the time of Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

5.23    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article V, neither the Seller nor any other person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or with respect to any other information provided to the Parent in connection with the transactions contemplated hereby. Neither the Seller nor any other person nor any other person on behalf of Seller shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to the Parent, or the Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent in certain ‘‘data rooms’’ or management presentation in expectation of the transaction contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article V.

ARTICLE VI – COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1    Conduct of Business Pending the Effective Time.    At all times from the execution of this Agreement until the Effective Time, except as set forth in Section 6.1 of the Seller Disclosure Schedule or as expressly permitted elsewhere in this Agreement, the Seller shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and regulations and to use commercially reasonable efforts to preserve substantially intact its business organizations and goodwill and keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with the Seller. Furthermore, the Seller agrees not to take any of the following actions (and to cause its subsidiaries not to take such actions) without the prior written consent of the Parent (which will not be unreasonably withheld or delayed):

(a) amend its Certificate of Incorporation or Bylaws, and shall cause each of its subsidiaries not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

(b) (A) except pursuant to the exercise of the Seller Stock Options, issue any shares of its capital stock (other than up to 525,926 shares of restricted stock issued in connection with 2006 year-end bonuses), effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction, or (B) except with respect to grants of Seller Stock Options to new hires in the ordinary course of business and consistent with past practice (up to, in the aggregate, Seller Stock Options for 250,000 shares of Seller Common Stock), grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock (whether or not pursuant to existing Seller Stock Plans);

(c) except to the extent required under existing plans or arrangements set forth in Section 5.13(a) of the Seller Disclosure Schedule or the Seller Change in Control Severance Pay and Retention Bonus Plan as in effect on the date hereof and subject to the limitations referenced in Section 7.4(d) (and without giving any retention awards in addition to those previously disclosed to Parent) (A) increase any compensation (other than in the ordinary course of business consistent with past practice to non-Key Personnel) of, or enter into or amend any employment or severance agreement with (or pay any amounts under any such agreements not otherwise due to), any director, employee or other service provider, (B) except with respect to 2006 year-end bonuses, which shall not exceed in the aggregate $14,000,000, grant any bonuses (x) other than in the ordinary course of business and consistent with past practice (including without limitation, grants of bonuses to new hires), to any of its employees (other than key personnel and directors), or (y) to any of its Key Personnel or directors, (C) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any current or former employee or other service provider, or (D) except as set forth in Section 6.1(c) of the Seller Disclosure Schedule, provide any funding for any rabbi trust or similar arrangement, (E) hire or otherwise employ any individual except in the ordinary course of business consistent with past practice so long as such individual is not a Key Personnel, or (F) terminate any Key Personnel other than for cause (including misconduct or breach of company policy);

(d) (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of Seller Common Stock or allow any of its subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly owned Seller subsidiary to another Seller subsidiary or to the Seller) or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or any equity interest of any of the Seller subsidiaries, or make any commitment for any such action other than in connection with tax withholdings and exercise price settlement upon the exercise of Seller Stock Options or the lapse of restrictions on any Seller Restricted Shares;

(e) except as set forth in Section 6.1(e) of the Seller Disclosure Schedule, (A) sell, lease, sublease or license (including through a lease, sublease or license) or otherwise dispose of any material assets or properties or any of the capital stock of or other equity interests in any of its subsidiaries or (B) mortgage or pledge any of its property or assets or subject any such property or assets to any security interest or Encumbrance, other than, in the case of both (A) and (B) (and excluding leases, subleases and licenses of real property) in the ordinary course of business consistent with past practice, provided that they do not have a value in excess of $100,000 individually or $500,000 the aggregate;

(f) except with respect to ordinary course contracts with clients, customers, vendors or suppliers of Seller, enter into, or amend or terminate any Seller Contract (excluding contracts with respect to capital expenditures, which are governed by clause (g) below); provided that in no event shall Seller enter into any global procurement contracts which requires or involves the payment by Seller or any of its subsidiaries of more than $100,000 individually or $500,000 in the aggregate;

(g) make or commit to make capital expenditures in excess of $1,000,000 in the aggregate or $250,000 individually;

(h) merge with, enter into a consolidation with or acquire a material interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire (including, through leases, subleases and licenses of real property) any assets with a value of or for consideration in excess of $250,000 individually or $1,000,000 in the aggregate (including, with respect to leases, subleases or licenses of real property, rental or other payments); provided that no acquisitions that make it more difficult to obtain any approval or authorization required in connection with the transactions contemplated hereby under any Regulatory Law or that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without consent;

(i) write down or write up or fail to write down or write up the value of any receivables or revalue any assets of the Seller other than in the ordinary course of business and in accordance with GAAP;

(j) create, incur or assume any indebtedness for borrowed money (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice under the Seller’s existing $30 million debt facility or (B) any indebtedness solely involving the Seller and/or any of its direct or indirect wholly owned subsidiaries;

(k) make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income tax purposes, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(l) change any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP;

(m) settle or compromise any pending or threatened suit, action or claim arising out of or in connection with any of the transactions contemplated by this Agreement for an amount in excess of $250,000;

(n) enter into or amend or otherwise modify any agreement or arrangement with Persons that are affiliates or are executive officers or directors of the Seller;

(o) except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Seller or any of its subsidiaries;

(p) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by law); and

(q) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

ARTICLE VII – ADDITIONAL AGREEMENTS

7.1    Third Party Consents and Regulatory Approvals.

(a) Each of Parent and Purchaser, on the one hand, and Seller, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents or in Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and each of Purchaser and the Seller further agrees to take all steps necessary to cause, respectively, the Offer Documents or the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to stockholders of Seller, in each case, as and to the extent required by applicable federal securities Laws.

(b) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly (i) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings as soon as reasonably practicable, to obtain as promptly as reasonably practicable all permits, consents, approvals, authorizations and clearances, including under the Hart-Scott-Rodino Antitrust Improvements Act, (the ‘‘HSR Act’’) of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, each of the Offer and the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Authorities, including, without limitation, landlord consents; (ii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties further agree to use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States

Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as expeditiously possible. The parties agree that, subject to the last sentence of this Section 7.1(b), the use of ‘‘reasonable best efforts’’ by Parent shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) the sale, divestiture or disposition of such product lines, assets or businesses of either party or its subsidiaries or Affiliates and (y) restrictions or actions that after the Closing Date would limit the Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the Closing. For purposes of this Agreement, ‘‘Regulatory Law’’ means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws, including any antitrust, competition or trade regulation laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation. Notwithstanding anything else contained herein, the provisions of this Section 7.1 shall not be construed to require Parent to undertake any efforts, or to take or consent or commit to any action if the impact of such efforts, action, consent or commitment would be reasonably expected, in the aggregate, to have a Seller Material Adverse Effect if the affected assets and/or operations had been Seller assets and/or operations (regardless of whether the assets or operations are or were, prior to the transaction, Parent’s assets or operations or Seller’s assets or operations). Neither Parent nor Seller shall be required to agree to or affect any divestiture, hold separate any business, or take any action that is not conditioned on the consummation of the transactions contemplated by this Agreement.

(c) Subject to and in furtherance of Section 7.1(a) above, Parent and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent or Seller, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(d) The Parent and the Seller shall promptly (i) advise each other of (and the Parent or the Seller shall so advise with respect to communications received by any Subsidiary or Affiliate of the Parent or the Seller, as the case may be) any written or oral communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement; (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (iii) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Seller, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Neither the Parent nor Seller shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(e) The Seller agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by the Seller, the Parent, or any of their respective subsidiaries to consummate the transactions contemplated by this Agreement, neither the Seller nor any of the Seller’s subsidiaries shall, without the Parent’s prior written consent, sell, divest, or dispose of any assets, commit to any sale, divestiture or disposal of businesses, product lines, or assets of the Seller and the Seller’s subsidiaries or take any other action or commit to take any action that would limit the Seller’s, the Parent’s or any of their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Seller; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

7.2    No Solicitation.

(a) The Seller agrees that, except as authorized or permitted in this Section 7.2, neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit any of its or its subsidiaries’ directors, officers, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives (collectively, ‘‘Representatives’’) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing or disclosing nonpublic information or permitting access to personnel or facilities) any inquiries, proposals, or the making of any offers (including without limitation any offers to the Stockholders) with respect to any Acquisition Proposal, (ii) participate in any discussions or negotiations with, or provide any information to, any Person (other than Parent) with respect to, or that reasonably may be expected to lead to, an Acquisition Proposal, (iii) enter into any agreement providing for an Acquisition Proposal, or (iv) approve or recommend or consummate an Acquisition Proposal.

(b) Notwithstanding Section 7.2(a), the Seller or its Representatives may furnish or cause to be furnished nonpublic information to, and negotiate or otherwise engage in discussions with, any Person that has made, after the date of this Agreement, a bona fide unsolicited Acquisition Proposal if and only to the extent that (i) the Acceptance Date has not occurred and shares of Seller Common Stock have not been purchased in the Offer, (ii) the board of directors of the Seller determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (iii) prior to furnishing any nonpublic information to such Person, the Seller shall enter into a confidentiality agreement with such Person that contains confidentiality and other provisions that are substantially similar to and no less favorable to Seller than the Confidentiality Agreement dated as of December 7, 2006 by and between Parent and Seller (the ‘‘Confidentiality Agreement’’); provided, however, that Seller shall promptly provide Parent with any nonpublic information provided to any third party under this Section 7.2(b) if such information has not previously been provided to Parent together with a list of all other information provided to any third party.

(c) Upon execution of this Agreement, the Seller shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Seller be returned or destroyed. The Seller shall not modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality or standstill provision entered into with any third party.

(d) Except as otherwise provided in Section 7.2(e), neither the board of directors of the Seller nor any committee of the board of directors of the Seller may (i) withdraw, qualify or modify in a manner adverse to Parent, the approval of the board of directors of this Agreement and the Seller Recommendations, or fail to reaffirm the Seller Recommendations within four (4) Business Days following a request by the Parent or propose publicly to approve or recommend, an Acquisition Proposal (any of the foregoing, including if effected by amendment to the Schedule 14D-9, an ‘‘Adverse Recommendation Change’’), (ii) authorize or permit the Seller or any of its Subsidiaries to enter into any binding agreement (each, an ‘‘Acquisition Agreement’’) contemplating, or that could reasonably be expected to lead to, an Acquisition Proposal (other than a Confidentiality Agreement in compliance with Section 7.2(b)).

(e) Notwithstanding Section 7.2(d), at any time prior to the purchase of any share of Seller Common Stock into the Offer, the board of directors of the Seller or a committee of the board of directors of the Seller may (1) make an Adverse Recommendation Change if, the board of directors of the Seller determines in good faith after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties to the Seller or its Stockholders under applicable Law or (2), in response to a bona fide written Acquisition Proposal made after the date hereof that was not solicited in violation of Section 7.2(a), terminate this Agreement in accordance with Section 9.1(h) (including termination in connection with entering into an Acquisition Agreement) if, after consultation with its financial advisors, the board of directors of the Seller determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (a ‘‘Subsequent Determination’’); provided, however, that such actions may only be taken at a time that is after, (I) as applicable, the fourth (4th) Business Day following Parent’s receipt of written notice from the Seller that the board of directors of the Seller is prepared to take such action (which notice will specify the material terms of any applicable Acquisition Proposal) and (II) at the end of such period, the board of directors of the Seller determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Parent and after consultation with its financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the Transaction, as supplemented by any Counterproposal (it is agreed that if the third party making the Acquisition Proposal referred to in this sentence modifies a material term of its proposal, the four (4) Business Day period referred to in this sentence shall recommence). During any such four (4) Business Day period, Parent shall be entitled to deliver to the Seller a counterproposal to such Acquisition Proposal (a ‘‘Counterproposal’’) and the Seller shall in good faith negotiate such Counterproposal with Parent.

(f) From and after the execution of this Agreement, Seller shall notify the Parent promptly (but in any event within twenty four hours) of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal (including a summary of the material terms and conditions thereof, including price, and the identity of the Person or Persons involved). The Seller shall keep the Parent reasonably informed as to material developments in such discussions or negotiations with, or modifications of the proposals of, other Persons.

(g) Nothing in this Section 7.2 shall prohibit the Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the board of directors of the Seller, after consultation with its outside counsel, doing so would be inconsistent with its obligations under applicable Laws.

(h) For the purposes of this Agreement, ‘‘Superior Proposal’’ shall mean any bona fide unsolicited written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by an unrelated third party which the board of directors of the Seller determines in good faith, after consultation with its financial advisor, to be more favorable to the Stockholders than the transactions contemplated by this Agreement from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, including the likelihood of consummation.

(i) For purposes of this Agreement, ‘‘Acquisition Proposal’’ means any proposal or offer for a direct or indirect (i) merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Seller or a subsidiary(ies) thereof, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 20% or more of the fair value of the assets of the Seller and subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term ‘‘beneficial ownership’’ for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty percent (20%) or more of the voting power of the Seller; provided, however, that the term ‘‘Acquisition Proposal’’ shall not include the Transaction or the other transactions contemplated hereby.

7.3    Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Seller, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records. The Seller also shall provide the Parent with reasonable access to the Seller’s officers, employees and agents. Neither the Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use commercially reasonably efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) With respect to all information furnished by Seller to Parent or its representatives under this Agreement, the parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

7.4    Employment and Benefit Matters.

(a) Provision of Benefits.    For the 12 month period commencing on the Acceptance Date, the Parent agrees to cause the Surviving Corporation to maintain the compensation levels, including base salary, cash-based incentive opportunities (but not particular historic levels of achievement), retirement, health and welfare benefits, but not any stock-based benefits, for the employees of the Seller who remain employed after the Effective Time (the ‘‘Seller Employees’’) at levels which are, in the aggregate, comparable to those in effect for the Seller Employees on the date hereof. The Parent will treat, and cause the applicable benefit plans to treat, the service of the Seller Employees with the Seller or any Subsidiary of the Seller attributable to any period before the Effective Time as service rendered to the Parent or any Subsidiary of the Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) and eligibility for early retirement under any defined benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, the Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of the Parent to be waived with respect to the Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Seller Employee participated immediately prior to the Acceptance Date, and any deductibles paid by Seller Employee under any of the Seller’s or its Subsidiaries’ health plans in the plan year in which the Acceptance Date occurs shall be credited towards deductibles under the health plans of the Parent or any Subsidiary of the Parent. The

Parent will make appropriate arrangements with its insurance carrier(s) to ensure such result. Except with respect to employees who have entered into employment agreements with Seller or its Subsidiaries listed on Section 7.4(c) of the Seller Disclosure Schedule, and subject to Section 7.4(c) hereof, the Seller Employees who remain employed after the Effective Time shall be considered to be employed by the Parent ‘‘at will’’ and nothing shall be construed to limit the ability of the Parent or the Surviving Corporation to terminate the employment of any such Seller Employee at any time.

(b) Continuation of Plans.    Subject to Section 7.4(a) hereof, the Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Seller; provided, however, that the Parent shall continue to maintain the Seller plans (other than stock-based plans) until the Seller Employees are permitted to participate in the plans of the Parent or any Subsidiary of the Parent in accordance with Section 7.4(a).

(c)    Existing Compensation Agreements.    The Parent shall honor, in accordance with their terms, all compensation agreements listed in Section 7.4(c) of the Seller Disclosure Schedule.

(d) Seller Change in Control Severance Pay and Retention Bonus Plan.    The Parent shall maintain the Seller Change in Control Severance Pay and Retention Bonus Plan, in accordance with the terms in effect as of the date hereof, for a period of twelve (12) months following the Closing Date. The estimated costs of the Severance Plan with respect to retention and enhanced severance payments to ‘‘Corporate Employees’’ (as such term is defined in the Severance Plan) previously provided to Parent are accurate in all material respects.

(e) Continuation of Employment.    No provision of this Section 7.4 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or any subsidiary of the Seller in any respect, including in respect of continued employment (or resumed employment) with the Parent, the Surviving Corporation or any of the Parent’s subsidiaries, and no provision of this Section 7.4 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Seller Pension Plan, Seller Benefit Plan, Seller Other Plan, or any employee program or any plan or arrangement of the Parent or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Parent or any of its subsidiaries.

7.5    Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Seller and the directors or officers of the Seller’s Subsidiaries (the ‘‘Indemnified Parties’’ and, each, an ‘‘Indemnified Party’’) as provided in their respective organizational documents, in effect as of the date hereof and the indemnification agreements set forth in Section 7.5 of the Seller Disclosure Schedule, with respect to matters occurring at or prior to the Acceptance Date shall survive the Merger (and with respect to the Seller, shall be reflected in the applicable organizational documents of such entity)

and shall continue in full force and effect for a period of six years after the Acceptance Date. During such period, the Parent shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Acceptance Date were directors or officers of the Seller or directors or officers of any Seller Subsidiary in respect of actions or omissions occurring at or prior to the Acceptance Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Acceptance Date or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Prior to the Acceptance Date, the Seller shall, to the fullest extent permitted under applicable Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Acceptance Date, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of the Seller and each Seller Subsidiary and each such person who served at the request of the Seller or any Seller Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the ‘‘Covered Parties’’) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Acceptance Date), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Acceptance Date (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Seller or Parent and the Surviving Corporation, as the case may be, shall be entitled to control the defense of such claim, action, suit, proceeding or investigation, (ii) if Seller, Parent or the Surviving Corporation does not elect to control the defense of such claim, action, suit, proceeding or investigation, the Covered Party shall be entitled to select counsel for the Covered Party, which counsel shall be reasonably satisfactory to the Seller or to Parent and the Surviving Corporation, as the case may be, and the Seller or Parent and the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action), (iii) the Covered Party shall cooperate in the defense of any such matter, and (iv) none of the Seller, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(c) At or prior to the Acceptance Date, the Seller shall purchase a ‘‘tail’’ directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Acceptance Date of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Seller, so long as the aggregate cost is not greater than 300% of the annual premium paid by the Seller for such existing insurance. In the event that 300% of the annual premium paid by the Seller for such existing insurance is insufficient for such coverage, the Seller may spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(d) The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein).

(e) In the event Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.5.

7.6    Additional Agreements.    In case at any time after the Acceptance Date (including after the Effective Time) any further action is necessary or desirable to carry out the Transaction or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Parent.

7.7    Advice of Changes.    The Parent and the Seller shall each promptly notify the other party of any change or event having a Material Adverse Effect on it or which it believes would otherwise be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.8    Publicity.    Except as otherwise required by applicable Law until Effective Time, neither the Parent nor the Seller shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange or Nasdaq.

7.9    Rule 16b-3 Actions.    Parent and the Seller agree that, in order to most effectively compensate and retain those officers and directors of the Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.9. Promptly after the date hereof, the Seller shall take all such steps as may be required to cause any dispositions of shares of Seller Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Seller to be exempt under rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

ARTICLE VIII – CONDITIONS PRECEDENT
TO THE CONSUMMATION OF THE MERGER

8.1    Conditions.    The respective obligations of Parent, Purchaser and Seller to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Stockholder Approval.    The Seller Stockholder Approval shall have been obtained, if and to the extent required by applicable Laws.

(b) Purchase of Common Shares.    Purchaser shall have accepted for payment and paid for shares of Seller Common Stock pursuant to the Offer in accordance with the terms hereof.

(c) Other Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby, including under the HSR Act and the German Act against Restraints of Competition, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as ‘‘Requisite Regulatory Approvals’’).

(d) No Injunctions or Restraints; Illegality.    No order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority which prohibits, or makes illegal consummation of the Merger.

ARTICLE IX – TERMINATION, AMENDMENT AND WAIVER

9.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholder Approval:

(a) by mutual written consent of the Seller and the Parent;

(b) by Parent or the Company if (i) Purchaser fails to commence the Offer as provided in Article I or (ii) Purchaser shall not have accepted for payment and paid for the shares of Seller Common Stock tendered pursuant to the Offer in accordance with the terms hereof and of the Offer, in the case of either (i) or (ii), on or before May 31, 2007 (the ‘‘Outside Date’’); provided, however, that a party may not terminate this Agreement pursuant to this Section 9.1(b)

if such failure to commence the Offer or accept for payment and pay for the shares of Seller Common Stock is due to such party’s material breach of this Agreement;

(c) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Seller Common Stock being purchased thereunder, other than due to a breach hereof by the terminating party;

(d) by either the Parent or the Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transaction; provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted;

(e) by the Parent prior to the purchase of shares of Seller Common Stock pursuant to the Offer, in the event of a breach by the Seller of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Seller shall have become untrue, which situation in any case (1) would result in any of the events set forth in clauses (e) or (f) of Annex I to occur, and (2) has not been cured within 30 days following notice by the Parent or, if the Outside Date is less than 60 days from the notice by the Parent, has not been or cannot reasonably be expected to be cured by the Outside Date;

(f) by the Seller prior to the purchase of shares of Seller Common Stock pursuant to the Offer, in the event of a breach by the Parent of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Parent shall have become untrue, which situation in any case (1) would result in any of the representations and warranties of the Parent and Purchaser set forth in this Agreement not being true and correct (without giving effect to any limitation as to ‘‘materiality’’ or ‘‘Material Adverse Effect’’ or similar terms set forth therein) except where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect or would result in a failure by Parent or Purchaser to perform in all material respects its obligations and covenants required to be performed by it under this Agreement and (2) has not been cured within 30 days following notice by the Seller or, if the Outside Date is less than 60 days from the notice by the Seller, has not been or cannot reasonably be expected to be cured by the Outside Date;

(g) by the Parent, if prior to the purchase of shares of Seller Common Stock pursuant to the Offer (i) the board of directors of the Seller shall have failed to publicly recommend to the Stockholders that they tender their shares into the Offer and/or vote in favor of the approval and adoption of this Agreement, (ii) the board of directors of the Seller shall have effected an Adverse Recommendation Change, (iii) the board of directors of the Seller shall have recommended that the stockholders accept or approve an Acquisition Proposal, (iv) the Seller or its board of directors shall have exempted any third party from, or otherwise made inapplicable to any third party, the Seller Rights Agreement or any applicable takeover statute; or (v) the board of directors of Seller shall have resolved to do any of the foregoing; or

(h) by the Seller, if prior to the purchase of shares of Seller Common Stock pursuant to the Offer (and provided that it has paid the Termination Amount and the Parent’s Expenses pursuant to Section 9.2) (i) the board of directors of the Seller shall have effected an Adverse Recommendation Change, (ii) the Seller is entering into an Acquisition Agreement or (iii) the board of directors of Seller shall have resolved to do any of the foregoing;

(i) by Parent, if prior to the purchase of shares of Seller Common Stock pursuant to the Offer an Acquisition Proposal has been publicly announced or become publicly known and the Minimum Condition (as defined in Annex I) shall not have been satisfied (at a time when all other conditions to Purchaser’s obligation to close are satisfied) by the close of business on the Business Day immediately preceding the Expiration Date.

9.2    Effect of Termination.

(a) In the event of a termination and abandonment of this Agreement by either the Parent or the Seller as provided in Section 9.1, this Agreement shall immediately become void and have no effect, and none of the Parent, Purchaser, the Seller, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.3 (Access to Information), 9.2 (Effect of Termination), and 10.2 (Expenses) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

(b)    (i)    In the event this Agreement is terminated by:

(A)    the Parent pursuant to Section 9.1(g); or

(B)    the Seller pursuant to Section 9.1(h),

then Seller shall make a cash payment to the Parent in the amount of $38,850,000 (thirty-eight million eight hundred fifty thousand dollars) (the ‘‘Termination Amount’’) plus an amount equal to Parent’s Expenses.

 (ii) In the event this Agreement is terminated by Parent pursuant to Section 9.1(i), (1) then Seller shall make a cash payment to Buyer in the amount equal to the Parent’s Expenses and (2) if within twelve (12) months following such termination, the Seller shall have entered into a definitive agreement to engage in, or there has otherwise occurred, a transaction qualifying as an Acquisition Proposal (with all references to 20% in the definition thereof being treated as references to 50% for purposes hereof) with any Person other than the Parent or any Affiliate of the Parent, which transaction is subsequently consummated, then Seller shall make a cash payment to Buyer of the Termination Amount.

(c) If required under this Section 9.2, the Termination Amount and Parent’s Expenses shall be paid in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Amount and Parent’s Expenses is payable as a result of a termination pursuant to Section 9.1(h), in which case, the Termination Amount and Parent’s Expenses is payable prior to and as a condition to with the termination. The parties acknowledge and agree that the provisions for payment of the Termination Amount and Parent’s Expenses are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Parent to enter into this Agreement and to reimburse the Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

9.3    Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger to the stockholders of the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, no amendment of this Agreement shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller, no extension or waiver of this Agreement or any portion thereof shall be made which by law requires further approval by the stockholders of the Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X – MISCELLANEOUS

10.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

10.2    Expenses.    Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this

Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.3    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy (providing confirmation of transmission) addressed as follows:

(a)	If to the Parent, to:

Publicis Groupe S.A.
133 Champs-Elysées
75008 Paris, France
Telecopy: +33 1 44 43 75 60
Attn:    Russell Kelley, Esq.

with required copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telecopy: (212) 403-2000
Attn:    Elliott V. Stein, Esq.
             Joshua R. Cammaker, Esq.

(b)	If to the Seller, to:

Digitas Inc.
33 Arch Street
Boston, MA 02110
Telecopy: (617) 369-8240
Attn:    David Kenny
             Ernest Cloutier

(c)	with required copies to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopy: (617) 523-1231
Attn:    Stuart M. Cable, Esq.
             John T. Haggerty, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above.

10.4    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words ‘‘include’’, ‘‘includes’’ or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words ‘‘without limitation.’’ No provision of this Agreement shall be construed to require the Seller or the Parent or any of their respective subsidiaries or Affiliates to take any action which would violate applicable Law, rule or regulation.

10.5    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6    Entire Agreement.    This Agreement, together with, the exhibits and schedules hereto and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

10.7    Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Parent and the Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the ‘‘Delaware Courts’’) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

10.8    Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.9    Assignment; Reliance of Other Parties.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns, provided, however, that each of Parent and Purchaser may assign their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent to the extent Purchaser and/or Parent, as applicable, agree to remain liable for the performance of such wholly owned subsidiary of its obligations hereunder. Except (i) as provided in Section 7.5 (Directors’ and Officers’ Indemnification and Insurance) hereof and (ii) the provisions of Article II concerning payment of the Merger Consideration, which shall inure to the Seller’s stockholders but, prior to the Effective Time, may only be enforced by the Seller acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

10.10    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11    Definitions.    Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

‘‘Acceptance Date’’ shall have the meaning ascribed thereto in Section 1.1(a) hereof.

‘‘Acquiring Person’’ shall have the meaning ascribed thereto in the Seller Rights Agreement.

‘‘Acquisition Agreement’’ shall have the meaning ascribed thereto in Section 7.2(d) hereof.

‘‘Acquisition Proposal’’ shall have the meaning ascribed thereto in Section 7.2(i) hereof.

‘‘Adverse Recommendation Change’’ shall have the meaning ascribed thereto in Section 7.2(d) hereof.

‘‘Affiliate’’ shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, ‘‘control’’

(including, with its correlative meanings, ‘‘controlled by’’ and ‘‘under common control with’’) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

‘‘Agreement’’ shall have the meaning ascribed thereto in the recitals.

‘‘Appraisal Rights Provisions’’ shall have the meaning ascribed thereto in Section 3.3(a) hereof.

‘‘Arrangements’’ shall have the meaning ascribed thereto in Section 5.13(k) hereof.

‘‘Business Day’’ shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act.

‘‘Certificate’’ shall have the meaning ascribed thereto in Section 3.2(b) hereof.

‘‘Certificate of Merger’’ shall have the meaning ascribed thereto in Section 2.2 hereof.

‘‘Closing’’ shall have the meaning ascribed thereto in Section 1.3 hereof.

‘‘Code’’ shall mean the Internal Revenue Code of 1986, as amended.

‘‘Confidentiality Agreement’’ shall have the meaning ascribed thereto in Section 7.2(b) hereof.

‘‘Copyrights’’ shall have the meaning ascribed thereto in Section 5.19(c) hereof.

‘‘Counterproposal’’ shall have the meaning ascribed thereto in Section 7.2(e) hereof.

‘‘Covered Parties’’ shall have the meaning ascribed thereto in Section 7.5(b) hereof.

‘‘Covered Securityholders’’ shall have the meaning ascribed thereto in Section 4.7 hereof.

‘‘Delaware Courts’’ shall have the meaning ascribed thereto in Section 10.7 hereof.

‘‘DGCL’’ shall have the meaning ascribed thereto in the recitals.

‘‘Dissenting Shares’’ shall have the meaning ascribed thereto in Section 3.3(a) hereof.

‘‘Dissenting Stockholders’’ shall have the meaning ascribed thereto in Section 3.3(a) hereof.

‘‘Distribution Date’’ shall have the meaning ascribed thereto in the Seller Rights Agreement.

‘‘Dollar Exchange Rate’’ shall have the meaning ascribed thereto in Section 3.1(c) hereof.

‘‘Effective Time’’ shall have the meaning ascribed thereto in Section 2.2 hereof.

‘‘Encumbrances’’ shall mean all transfer restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions in respect of real property; defects in or clouds on title and other encumbrances of every kind and nature (including agreements to grant or create the same, including options, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

‘‘ERISA’’ shall mean the Employee Retirement Income Security Act of 1974, as amended.

‘‘ERISA Affiliate’’ means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same ‘‘controlled group’’ as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

‘‘Euro Exchange Rate’’ shall have the meaning ascribed thereto in Section 3.1(c) hereof.

‘‘Exchange Act’’ shall mean the Securities Exchange Act of 1934, as amended.

‘‘Exchange Fund’’ shall have the meaning ascribed thereto in Section 3.2(a) hereof.

‘‘Expiration Date’’ shall have the meaning ascribed thereto in Section 1.1(b) hereof.

‘‘fully diluted basis’’ shall have the meaning ascribed thereto in Annex I.

‘‘GAAP’’ shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

‘‘Governmental Authority’’ shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

‘‘HSR Act’’ shall have the meaning ascribed thereto in Section 7.1(b) hereof.

‘‘Indemnified Parties’’ shall have the meaning ascribed thereto in Section 7.5 hereof.

‘‘Intellectual Property Assets’’ shall have the meaning ascribed thereto in Section 5.19(c) hereof.

‘‘IRS’’ shall mean the Internal Revenue Service.

‘‘Key Personnel’’ shall mean (i) any director or executive officer of Seller or any of its subsidiaries, and (ii) any employee of Seller and its Subsidiaries whose base salary exceeds $300,000 or whose total compensation for the most recently completed fiscal year exceeds $400,000.

‘‘Laws’’ shall mean any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

‘‘leases and subleases’’ shall have the meaning ascribed thereto in Section 5.16(a) hereof.

‘‘Marks’’ shall have the meaning ascribed thereto in Section 5.19(c) hereof.

‘‘Merger’’ shall have the meaning ascribed thereto in the recitals.

‘‘Merger Consideration’’ shall have the meaning ascribed thereto in Section 3.1(c) hereof.

‘‘Minimum Condition’’ shall have the meaning ascribed thereto in Annex I.

‘‘Offer’’ shall have the meaning ascribed thereto in the recitals.

‘‘Offer Documents’’ shall have the meaning ascribed thereto in Section 1.1(a) hereof.

‘‘Offer Price’’ shall have the meaning ascribed thereto in the recitals.

‘‘Outside Date’’ shall have the meaning ascribed thereto in Section 9.1(b) hereof.

‘‘Parent’’ shall have the meaning ascribed thereto in the recitals.

‘‘Parent Arrangements’’ shall have the meaning ascribed thereto in Section 4.7 hereof.

‘‘Parent Disclosure Schedule’’ shall have the meaning ascribed thereto in Article IV hereof.

‘‘Parent Material Adverse Effect’’ means, with respect to Parent, an effect, event or change which would reasonably be expected to prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of the Parent to perform its obligations under this Agreement.

‘‘Parent’s Expenses’’ shall mean an amount equal to Parent’s out-of-pocket fees and expenses actually incurred or paid by or on behalf of Parent in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, financial advisors, accountants, experts and consultants, up to a maximum aggregate cap of $4,600,000 (four million six hundred thousand dollars).

‘‘Parent Ordinary Shares’’ shall mean the ordinary shares, nominal value Euro .40 per share, of Parent.

‘‘Patents’’ shall have the meaning ascribed thereto in Section 5.19(c) hereof.

‘‘Paying Agent’’ shall have the meaning ascribed thereto in Section 3.2(a) hereof.

‘‘Person’’ shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

‘‘Proxy Statement’’ shall have the meaning ascribed thereto in Section 2.6(a) hereof.

‘‘Purchaser’’ shall have the meaning ascribed thereto in the recitals.

‘‘Purchaser Insiders’’ shall have the meaning ascribed thereto in Section 1.3(a) hereof.

‘‘Reclassified Stock Option’’ shall have the meaning ascribed thereto in Section 3.1(e) hereof.

‘‘Representatives’’ shall have the meaning ascribed thereto in Section 7.2(a) hereof.

‘‘Requisite Regulatory Approvals’’ shall have the meaning ascribed thereto in Section 8.1(c) hereof.

‘‘Rights’’ shall have the meaning ascribed thereto in the recitals.

‘‘Schedule 14D-9’’ shall have the meaning ascribed thereto in Section 1.2(a) hereof.

‘‘SEC’’ shall mean the U.S. Securities and Exchange Commission.

‘‘Seller’’ shall have the meaning ascribed thereto in the recitals.

‘‘Seller Balance Sheet’’ shall have the meaning ascribed thereto in Section 5.5 hereof.

‘‘Seller Benefit Plans’’ shall have the meaning ascribed thereto in Section 5.13(a) hereof.

‘‘Seller Change in Control Severance Pay and Retention Bonus Plan’’ shall mean the Seller Change in Control Severance Pay and Retention Bonus Plan, dated as of December 20, 2006.

‘‘Seller Client Confidential Information’’ shall have the meaning ascribed thereto in Section 5.19(b) hereof.

‘‘Seller Common Stock’’ shall have the meaning ascribed thereto in the recitals.

‘‘Seller Companies’’ shall have the meaning ascribed thereto in Section 5.12(a) hereof.

‘‘Seller Contracts’’ shall have the meaning ascribed thereto in Section 5.15 hereof.

‘‘Seller Copyrights’’ shall have the meaning ascribed thereto in Section 5.19(a) hereof.

‘‘Seller Disclosure Schedule’’ shall have the meaning ascribed thereto in Article V hereof.

‘‘Seller Employees’’ shall have the meaning ascribed thereto in Section 7.4(a) hereof.

‘‘Seller ESPP’’ shall have the meaning ascribed thereto in Section 3.1(f) hereof.

‘‘Seller Intellectual Property Assets’’ shall have the meaning ascribed thereto in Section 5.19(c) hereof.

‘‘Seller Marks’’ shall have the meaning ascribed thereto in Section 5.19(a) hereof.

‘‘Seller Material Adverse Effect’’ shall mean, with respect to Seller, a change, event or effect that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, results of operations, or financial condition of Seller and its subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Transaction and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Seller to perform its obligations under this Agreement; provided, however, that, ‘‘Material Adverse Effect’’ shall be deemed not to include the impact of (a) general changes in the economy or financial markets of the United States or any other region outside of the United States (to the extent such changes do not affect the Seller in a disproportionate manner as compared to its industry peers) (b) changes in political, economic or business conditions, including the commencement, continuation or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters (to the extent such changes do not affect the Seller in a disproportionate manner as compared to its industry peers), (c) the announcement or pendency of the Transaction (d) the termination by clients of their relationship with Seller or any of its Subsidiaries, or (e) the termination by employees of their employment with Seller or any of its Subsidiaries.

‘‘Seller Other Plans’’ shall have the meaning ascribed thereto in Section 5.13(a) hereof.

‘‘Seller Patents’’ shall have the meaning ascribed thereto in Section 5.19(a) hereof.

‘‘Seller Pension Plans’’ shall have the meaning ascribed thereto in Section 5.13(a) hereof.

‘‘Seller Permits’’ shall have the meaning ascribed thereto in Section 5.11 hereof.

‘‘Seller Preferred Stock’’ shall have the meaning ascribed thereto in Section 5.2(a) hereof.

‘‘Seller Products’’ shall have the meaning ascribed thereto in Section 5.19(c) hereof.

‘‘Seller Recommendations’’ shall have the meaning ascribed thereto in Section 1.2(a) hereof.

‘‘Seller Reports’’ shall have the meaning ascribed thereto in Section 5.9(a) hereof.

‘‘Seller Restricted Share’’ shall have the meaning ascribed thereto in Section 3.1(c) hereof.

‘‘Seller Rights Agreement’’ shall mean that certain Rights Agreement, dated as of June 18, 2001, between the Seller and Equiserve Trust, as Rights Agent.

‘‘Seller SEC Reports’’ shall have the meaning ascribed thereto in Section 5.9 hereof.

‘‘Seller Stock Option’’ shall mean options to purchase Seller Common Stock issued under any of the Seller Stock Options Plans.

‘‘Seller Stock Option Plans’’ shall mean those stock option plans of Seller listed as the 1998 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Stock Option and Incentive Plan (including the UK subplans thereunder), the Bronner Slosberg Humphrey Co. 1999 Option Plan, the Bronner Slosberg Humphrey Co. 1998 Option Plan, the Modem Media Advertising Limited Partnership 1996 Option Plan, the Modem Media . Poppe Tyson, Inc. Amended and Restated 1997 Stock Option Plan, the Modem Media . Poppe Tyson, Inc. Amended and Restated 1999 Stock Option Plan, the Modem Media 2000 Stock Incentive Plan, the Medical Broadcasting, LLC Key Employee Incentive Plan, the Medical Broadcasting, LLC 2000 Equity Compensation Plan, Amended and Restated 2000 Medical Broadcasting, LLC Equity Compensation Plan, and related Non-Qualified Option Grant Agreements and the 2005 Seller Stock Purchase Plan.

‘‘Seller Stock Plans’’ shall mean the equity-based compensation plans of the Seller.

‘‘Seller Stockholder Approval’’ shall have the meaning ascribed thereto in Section 5.18(b) hereof.

‘‘Seller Stockholders’’ shall mean the holders of Seller Common Stock.

‘‘Seller Trade Secrets’’ shall have the meaning ascribed thereto in Section 5.19(b) hereof.

‘‘Seller’s Advisor’’ shall have the meaning ascribed thereto in Section 5.6 hereof.

‘‘Seller’s Business’’ shall have the meaning ascribed thereto in Section 5.19(c) hereof.

‘‘Special Meeting’’ shall have the meaning ascribed thereto in Section 2.6(a) hereof.

‘‘Subsequent Determination’’ shall have the meaning ascribed thereto in Section 7.2(e) hereof.

‘‘Subsidiaries’’ or ‘‘subsidiaries’’ shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

‘‘Superior Proposal’’ shall have the meaning ascribed thereto in Section 7.2(h) hereof.

‘‘Surviving Corporation’’ shall have the meaning ascribed thereto in Section 2.1 hereof.

‘‘Tax’’ shall mean (a) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (b) any liability for the payment of any amounts described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (a) or (b).

‘‘Tax Return’’ shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

‘‘Tender Offer Conditions’’ shall have the meaning ascribed thereto in Section 1.1(a) hereof.

‘‘Termination Amount’’ shall have the meaning ascribed thereto in Section 9.2(b) hereof.

‘‘Trade Secrets’’ shall have the meaning ascribed thereto in Section 5.19(c) hereof.

‘‘Transaction’’ shall have the meaning ascribed thereto in the recitals.

‘‘Unaudited Balance Sheet’’ shall have the meaning ascribed thereto in Section 5.5 hereof.

‘‘U.S.’’ shall mean the United States.

‘‘Warrant Agreement’’ shall have the meaning ascribed thereto in Section 3.1(d) hereof.

‘‘Warrants’’ shall have the meaning ascribed thereto in Section 5.2(a) hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parent, Purchaser and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

PUBLICIS GROUPE S.A.

By:	/s/ Maurice Lévy
	Name:	Maurice Lévy
	Title:	Chairman of the Management Board and Chief Executive Officer

PACIFIC ACQUISITION CORP.

By:	/s/ Maurice Lévy
	Name:	Maurice Lévy
	Title:	Director

DIGITAS INC.

By:	/s/ David Kenny
	Name:	David Kenny
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I
CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, the Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered shares of Seller Common Stock and may terminate or, subject to the terms of the Agreement, amend the Offer, if (i) there shall not be validly tendered and not withdrawn prior to the Expiration Date for the Offer that number of shares of Seller Common Stock which, when added to any shares of Seller Common Stock already owned by Parent or any of its controlled Subsidiaries, represents at least a majority of the total number of outstanding shares of Seller Common Stock on a ‘‘fully diluted basis’’ (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the ‘‘Minimum Condition’’), (ii) any applicable waiting period or approval under the HSR Act or other applicable foreign statutes or regulations, including the German Act against Restraints of Competition, shall not have expired or been terminated or obtained prior to the Expiration Date, or (iii) at any time on or after the date of the Agreement and prior to the time of acceptance for payment for any shares of Seller Common Stock, any of the following events shall occur:

(a)    there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that would reasonably be expected to, directly or indirectly: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger, (ii) except to the extent required by Section 7.1 of the Agreement, restrict, prohibit or limit the ownership or operation by Parent or Purchaser or their subsidiaries of all or any significant portion of the business or assets of the Seller or any of their respective subsidiaries or compel Parent or the Purchaser or their subsidiaries or any of their respective subsidiaries to dispose of or hold separately all or any significant portion of the business or assets of Parent or the Purchaser or the Seller or any of their respective subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent or the Purchaser or their subsidiaries to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser or their subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Seller Common Stock, including, without limitation, the right to vote any shares of Seller Common Stock acquired or owned by the Purchaser or Parent or their subsidiaries pursuant to the Offer on all matters properly presented to the Seller’s shareholders, (iv) require divestiture by Parent or the Purchaser or their subsidiaries of any shares of Seller Common Stock; or

(b)    there shall be instituted or pending any action or proceeding by any Governmental Authority that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

(c)    (A) an Adverse Recommendation Change shall have occurred, or (B) the board of directors of the Seller or any committee of the board of directors of the Seller shall have

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authorized or permitted the Seller or any of its subsidiaries to enter into an Acquisition Agreement; or

(d)    the Seller and the Purchaser and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms; or

(e)    (i) any of the representations and warranties of the Seller set forth in Section 5.2(a) of this Agreement shall not be true and correct in all material respects, (ii) any of the representations or warranties of the Seller in Section 5.13(k) of this Agreement shall not be true and correct or (iii) any of the other representations and warranties of the Seller set forth in this Agreement shall not be true and correct (without giving effect to any limitation as to ‘‘materiality’’ or ‘‘Material Adverse Effect’’ or similar terms set forth therein) except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in each of the cases provided under clause (i), (ii), and (iii) as if such representations and warranties were made at the time of such determination (except to the extent such representations and warranties relate to an earlier date, in which case only as of such earlier date); or

(f)    the Seller shall have failed to perform in all material respects any obligation, agreement or covenant required to be performed by it under this Agreement; or

(g)    there shall have occurred any change, event, effect or occurrence arising after the time of this Agreement which has had or would reasonably be expected have, either individually or in the aggregate, a Seller Material Adverse Effect; or

(h)    the employment agreement and related letter agreement with David Kenny shall not be in full force and effect or such individual shall not remain employed by the Seller.

The foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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